EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S−3 (No. 333-139124) of ANADIGICS, Inc. of our reports dated February 27, 2006, with respect to the consolidated financial statements and schedule of ANADIGICS, Inc. and ANADIGICS, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of ANADIGICS, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to our firm under the caption “EXPERTS.”

/s/ J.H. Cohn LLP

Roseland, New Jersey
December 18, 2006